Exhibit 99.1

N e w s R e l e a s e

QUICKSILVER RESOURCES INC.
801 Cherry Street
Fort Worth, TX 76102
www.qrinc.com

Quicksilver Resources Reports 2012 Second-Quarter Results
Company Posts Stellar Horn River Results and Strengthens
Financial Flexibility with Amended Credit Facility

FORT WORTH, TEXAS (August 7, 2012) – Quicksilver Resources Inc. (NYSE: KWK) today announced preliminary 2012 second-quarter results.

Highlights:

•	Secured financial covenant flexibility in Combined Credit Agreements, providing time to manage the balance sheet and develop emerging plays
•	Completed first multi-well pad in Horn River, with individual wells testing in excess of 20 MMcfd
•	Advanced negotiations on two joint ventures
•	Improved well performance and drill/complete costs in the Colorado Niobrara project
•	Reduced second-half 2012 capital expenditures by $50 million and deferred commitments in the Horn River Basin
•	Nearly 50 percent of expected 2013 production hedged at a weighted average price of $5.30/Mcf

“Quicksilver is aggressively attacking costs and capital expenditures in this low commodity price environment.  We have proactively amended our credit facility, reduced capital spending and pushed out capital commitments in the Horn River Basin and our other operating areas.  At the same time, we have made significant gains in British Columbia and Colorado,” said Glenn Darden, President and CEO.  “Negotiations on two joint ventures have progressed significantly. We believe these transactions will help push this company forward.”

Financial Results

Adjusted net loss for the second quarter, a non-GAAP financial measure, was $21 million, or $0.13 per diluted share, compared to adjusted net income of $11 million, or $0.06 per diluted share in the 2011 period. Including the impact of one-time items, the net loss for the second quarter was $673 million, or $3.96 per diluted share, compared to net income of $109 million, or $0.61 per diluted share, in the prior-year period. Second-quarter 2012 results were impacted by a $992 million non-cash impairment of oil and gas properties due to lower average natural gas and NGL prices compared to the 12 months ended March 31, 2012 and non-cash gains of $8 million related to hedge ineffectiveness. Further details of adjusted net income are included in the tables following this earnings release.

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Production

Production averaged 359 million cubic feet of natural gas equivalent (MMcfe) per day during the second quarter, down from 417 MMcfe per day in the prior-year quarter, and down from 377 MMcfe in the first quarter of 2012. The decline from both periods is primarily due to the delay in bringing Horn River volumes online, a reduction in completion activity in the Barnett Shale (45 fewer wells were connected to sales in the first half of 2012 compared to the first half of 2011), natural production decline of existing wells and temporary shut-ins to support new development activity. Shut-ins of certain uneconomic production had an immaterial impact on second-quarter volumes. The production volumes for the second quarter of 2012 were 80% natural gas and 20% natural gas liquids (NGLs), crude oil and condensate.

Revenues and Expenses

Production revenue for the second quarter of 2012 was $151 million, down 28% from the prior-year quarter and down 12% from the first quarter of 2012.  The decrease in production revenue from both periods was caused by the production declines described above and lower realized prices for natural gas and NGLs.

Lease operating expense for the second quarter of 2012 was $22 million, or $0.66/Mcfe, compared to $24 million, or $0.64/Mcfe in the prior-year quarter and $29 million, or $0.84/Mcfe in the first quarter of 2012. The reduction from the first quarter is mainly due to shut-ins of uneconomic wells in the Barnett Shale resulting in lower water hauling and gas lift expense and a decline in well workover activity in both the U.S. and Canada.

Interest expense for the second quarter of 2012 was $40 million, or $1.23/Mcfe, compared to $48 million, or $1.25/Mcfe in the prior-year quarter. The decline is primarily related to lower amortization of deferred financing fees and higher capitalized interest related to expanded spending on the company’s exploratory assets.

Debt

At June 30, 2012, Quicksilver’s total debt was approximately $2.1 billion. In August 2012, Quicksilver amended its Combined Credit Agreements, and as part of that process, accelerated the fall redetermination. Based on reserves at June 30, 2012, the redetermined global borrowing base was set at $850 million, the interest coverage covenant was adjusted downward to provide increased flexibility, and other limitations were introduced, including increased interest margins and additional financial and other covenants. The company has approximately $410 million utilized under its Combined Credit Agreements on a pro-forma basis, reflecting the anticipated near-term reductions in Canadian letters of credit obligations.

Operational Update

Canada - Horn River Basin

Shortly after the end of the second quarter, Quicksilver finalized completion operations on its eight-well drilling pad, its first multi-well pad in the basin. With production curtailed due to the flow limitations of the test equipment, individual wells tested at rates in excess of 20 MMcfd, with the

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highest rate at 27 MMcfd. These wells were drilled with 6,000 to 8,500-foot laterals. The pad is estimated to have the capacity to produce in excess of 150 MMcfd of gas.

Once initial production rates are established, Quicksilver’s current plan is to restrict the flow from the pad to optimize midstream commitments under various agreements, and subsequently, to increase production to meet increased throughput commitments as necessary, or if natural gas prices improve. Therefore, no additional wells are planned to be drilled in the second half of 2012 as was contemplated in the original budget.

United States – Barnett Shale

Quicksilver drilled 7 gross (7 net) wells and connected 14 gross (10.6 net) wells to sales in the second quarter. At June 30, 2012, Quicksilver had a remaining uncompleted well inventory of 24 gross operated wells that have been drilled in the Barnett Shale but await completion or connection to sales lines.

As of June 30, 2012, the company is operating one rig in the high-BTU acreage of the Barnett Shale, and is scaling back activity with plans to drill four wells, complete six wells, and connect eight wells to sales for the remainder of 2012.

United States – Sand Wash Basin

The company continues to see improvements in well performance and drilling/completion cost in its Colorado Niobrara project. In the second quarter, the company drilled two vertical wells and recompleted a third well using a different fracture stimulation method. Initial production rates for the newer vertical wells have come in at approximately 100 barrels of oil equivalent (Boe) per day, which is primarily oil, and these wells exhibit a relatively shallow production decline. Preliminary estimates of ultimate recoveries are in the range of 200,000 Boe per well. This recovery estimate is consistent with historical recoveries from producing wells in this area of the Sand Wash Basin.

The company plans to drill one well and complete two wells for the remainder of 2012 and defer construction of a planned gathering line and related facilities.

Quicksilver holds approximately 210,000 net acres in the Sand Wash Basin of Northwest Colorado, which the company believes are situated in the oil window prospective of the Niobrara formation.

United States – West Texas

Quicksilver is currently completing two wells after seeing promising shows while drilling in its West Texas project, one in Pecos County targeting the Third Bone Springs formation and one in Upton County targeting the Wolfcamp formation.

The company plans to drill and complete two wells during the remainder of 2012.

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Quicksilver holds approximately 155,000 net acres across the Delaware and Midland basins of West Texas, of which the company believes approximately 105,000 net acres are situated in the oil window of the Wolfcamp and Bone Springs formations.

Canada - Horseshoe Canyon

Drilling, completion and pipeline activities were suspended for most of the second quarter due to the seasonal break-up period. The company does not expect to drill any further wells in Horseshoe Canyon during the second half of 2012.

Capital Program

During the second quarter of 2012, the company incurred approximately $155 million of capital expenditures, of which approximately $131 million was associated with drilling and completion activities, $5 million for midstream activities, $11 million for acreage purchases, and $8 million for corporate and other purposes. For the six months ended June 30, 2012, the total capital program was $291 million. The capital budget for 2012 was 70% weighted to the first half of the year to accommodate an increase in the midstream commitments in the Horn River Basin and for the additional drilling rig utilized during the first quarter in the Barnett Shale.

Capital spending is projected to be $70 million for the second half of 2012 and approximately $360 million for full-year 2012, or $50 million less than the original budget of $410 million. The reduction in capital spending is due to a reduction in drilling and related activity across the company’s assets as discussed in the operational updates above.

Third Quarter Outlook

Third-quarter average daily production volume is expected to be 385-400 MMcfe per day. Full-year 2012 average production volume is expected to be 365-380 MMcfe per day with drilling activity further reduced from what was contemplated in the previous quarter’s guidance.

For the third-quarter 2012, average unit expenses, on a Mcfe basis, are expected as follows:

•	Lease operating expense	$0.60 - $0.64
•	Gathering, processing & transportation	1.16 - 1.20
•	Production and ad-valorem taxes	0.21 - 0.23
•	General and administrative	0.43 - 0.47
•	Depletion, depreciation & accretion	1.30 - 1.35

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Hedging

The company has 272 MMcfed of hedges in place for 2012 at a weighted average price of $6.02, which covers greater than 70% of expected total equivalent production for the remainder of 2012, and 160 MMcfd of hedges for 2013 at a weighted average price of $5.30.

Conference Call

The company will host a conference call to discuss second-quarter operating and financial results at 10:00 a.m. central time today.

Quicksilver invites interested parties to listen to the call via the company’s website at www.qrinc.com or by calling 1-877-313-7932, using the conference ID number 41140500, approximately 10 minutes before the call.  A digital replay of the conference call will be available at 2:00 p.m. central time the same day, and will remain available for 30 days.  The replay can be dialed at 1-855-859-2056 using the conference ID number 41140500.  The replay will also be archived for 30 days on the company’s website.

Use of Non-GAAP Financial Measure

This news release and the accompanying schedule include the non-generally accepted accounting principles ("non-GAAP") financial measure of adjusted net income.  The accompanying schedule provides reconciliations of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP").  Our non-GAAP financial measure should not be considered as an alternative to GAAP measures such as net income or operating income or any other GAAP measure of liquidity or financial performance.

About Quicksilver Resources

Fort Worth, Texas-based Quicksilver Resources is an independent oil and gas company engaged in the exploration, development and acquisition of oil and gas, primarily from unconventional reservoirs including gas from shales and coal beds in North America.  The company has U.S. offices in Fort Worth, Texas; Glen Rose, Texas; Craig, Colorado; Steamboat Springs, Colorado and Cut Bank, Montana.  Quicksilver’s Canadian subsidiary, Quicksilver Resources Canada Inc., is headquartered in Calgary, Alberta.  For more information about Quicksilver Resources, visit www.qrinc.com.

Forward-Looking Statements
Certain statements contained in this press release and other materials we file with the SEC, or in other written or oral statements made or to be made by us, other than statements of historical fact, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements give our current expectations or forecasts of future events.  Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements.  They can be affected by assumptions used or by known or unknown risks or uncertainties.  Consequently, no forward-looking statements can be guaranteed.  Actual results may vary materially.  You are cautioned not to place undue reliance on any forward-looking statements.  You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties.  Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include: changes in general economic conditions; fluctuations in natural gas, NGL and oil prices; failure or delays in

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achieving expected production from exploration and development projects; uncertainties inherent in estimates of natural gas, NGL and oil reserves and predicting natural gas, NGL and oil reservoir performance; effects of hedging natural gas, NGL and oil prices; fluctuations in the value of certain of our assets and liabilities; competitive conditions in our industry; actions taken or non-performance by third parties, including suppliers, contractors, operators, processors, transporters, customers and counterparties; changes in the availability and cost of capital; delays in obtaining oilfield equipment and increases in drilling and other service costs; delays in construction of transportation pipelines and gathering, processing and treating facilities; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the effects of existing and future laws and governmental regulations including environmental and climate change requirements; the effects of existing or future litigation; failure to or delays in completing Quicksilver’s proposed initial public offering of common units representing limited partner interests in a master limited partnership holding portions of our Barnett Shale assets; and additional factors described elsewhere in this press release.

This list of factors is not exhaustive, and new factors may emerge or changes to these factors may occur that would impact our business.  Additional information regarding these and other factors may be contained in our filings with the SEC, especially on Forms 10-K, 10-Q and 8-K.  All such risk factors are difficult to predict, and are subject to material uncertainties that may affect actual results and may be beyond our control.  The forward-looking statements included in this press release are made only as of the date of this press release, and we undertake no obligation to update any of these forward-looking statements to reflect subsequent events or circumstances except to the extent required by applicable law.

All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements.

# # #

Investor Contact:
David Erdman
(817) 665-4023

KWK 12-14

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QUICKSILVER RESOURCES INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
In thousands, except for per share data - Unaudited

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenue:
Production	$150,503	$207,706	$322,323	$398,006
Sales of purchased natural gas	9,442	19,560	21,529	39,986
Other	8,617	21,180	(29,820)	22,641
Total revenue	168,562	248,446	314,032	460,633

Operating expense:
Lease operating	21,599	24,484	50,290	45,693
Gathering, processing and transportation	42,624	46,726	85,701	91,088
Production and ad valorem taxes	7,189	8,506	13,952	16,087
Costs of purchased natural gas	9,337	19,557	21,274	39,300
Depletion, depreciation and accretion	51,942	54,704	106,381	107,175
Impairment	991,921	-	1,054,668	49,063
General and administrative	18,405	15,770	37,501	34,161
Other operating	134	23	150	183
Total expense	1,143,151	169,770	1,369,917	382,750
Crestwood earn-out	-	-	41,097	-
Operating income (loss)	(974,589)	78,676	(1,014,788)	77,883
Loss from earnings of BBEP	-	(26,207)	-	(47,091)
Other income - net	65	123,178	157	124,299
Fortune Creek accretion	(4,830)	-	(9,571)	-
Interest expense	(40,076)	(47,552)	(80,246)	(93,730)
Income (loss) before income taxes	(1,019,430)	128,095	(1,104,448)	61,361
Income tax expense (benefit)	(346,889)	19,508	(371,983)	23,532
Net income (loss)	$(672,541)	$108,587	$(732,465)	$37,829
Earnings (loss) per common share - basic	$(3.96)	$0.63	$(4.31)	$0.22
Earnings (loss) per common share - diluted	$(3.96)	$0.61	$(4.31)	$0.22
Basic weighted average shares outstanding	170,043	168,984	169,991	168,928
Diluted weighted average shares outstanding	170,043	179,668	169,991	169,786

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QUICKSILVER RESOURCES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
In thousands, except share data - Unaudited

	June 30, 2012	December 31, 2011

ASSETS
Current assets
Cash	$14,003	$13,146
Accounts receivable - net of allowance for doubtful accounts	64,667	95,282
Derivative assets at fair value	189,536	162,845
Other current assets	36,690	29,154
Total current assets	304,896	300,427

Property, plant and equipment - net
Oil and gas properties, full cost method (including unevaluated costs of
$481,735 and $433,341, respectively)	2,346,209	3,226,476
Other property and equipment	249,857	234,043
Property, plant and equipment - net	2,596,066	3,460,519
Derivative assets at fair value	159,189	183,982
Deferred income taxes	134,190	-
Other assets	50,183	50,534
	$3,244,524	$3,995,462
LIABILITIES AND EQUITY
Current liabilities
Current portion of long-term debt	$-	$18
Accounts payable	111,941	142,672
Accrued liabilities	139,257	142,193
Derivative liabilities at fair value	-	4,028
Current deferred tax liability	45,968	45,262
Total current liabilities	297,166	334,173

Long-term debt	2,069,726	1,903,431

Partnership Liability	130,357	122,913
Asset retirement obligations	94,872	85,568
Derivative Liabilities at fair value	6,538
Other liabilities	28,461	28,461
Deferred income taxes	38,611	258,997
Commitments and contingencies
Stockholders' Equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, none outstanding		-
Common stock, $0.01 par value, 400,000,000 shares authorized;
178,811,191 and 176,980,483 shares issued, respectively	1,788	1,770
Paid in capital in excess of par value	747,029	737,015
Treasury stock of 5,735,074 and 5,379,702 shares, respectively	(48,715)	(46,351)
Accumulated other comprehensive income	256,529	214,858
Retained earnings	(377,838)	354,627
Total stockholders' equity	578,793	1,261,919
	$3,244,524	$3,995,462

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QUICKSILVER RESOURCES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
In thousands - Unaudited

	For the Six Months Ended June 30,
	2012	2011
Operating activities:
Net income (loss)	$(732,465)	$37,829
Adjustments to reconcile net income (loss) to
net cash provided by operating activities:
Depletion, depreciation and accretion	106,381	107,175
Impairment expense	1,054,668	49,063
Crestwood earn-out	(41,097)	-
Deferred income tax expense (benefit)	(372,741)	17,667
Non-cash gain (loss) from hedging and derivative activities	61,503	(19,933)
Stock-based compensation	10,021	10,386
Non-cash interest expense	3,469	7,872
Fortune Creek accretion	9,571	-
Gain on disposition of BBEP units	-	(123,752)
Loss from BBEP in excess of cash distributions	-	60,050
Other	328	1,111
Changes in assets and liabilities:
Accounts receivable	30,600	(8,608)
Prepaid expenses and other assets	(5,031)	(4,426)
Accounts payable	(21,838)	(25,859)
Accrued and other liabilities	(3,853)	14,777
Net cash provided by operating activities	99,516	123,352

Investing activities:
Purchases of property, plant and equipment	(307,169)	(396,156)
Proceeds from Crestwood earn-out	41,097	-
Proceeds from sale of BBEP units	-	134,423
Proceeds from sales of property and equipment	3,372	3,123
Net cash used for investing activities	(262,700)	(258,610)

Financing activities:
Issuance of debt	255,775	256,445
Repayments of debt	(88,115)	(170,172)
Debt issuance costs paid	(148)	-
Distribution of Fortune Creek Partnership funds	(1,845)	-
Proceeds from exercise of stock options	11	622
Purchase of treasury stock	(2,364)	(4,801)
Net cash provided by financing activities	163,314	82,094
Effect of exchange rate changes in cash	727	(1,771)
Net increase (decrease) in cash	857	(54,935)
Cash at beginning of period	13,146	54,937
Cash at end of period	$14,003	$2

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QUICKSILVER RESOURCES INC.
Unaudited Selected Operating Results

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Average Daily Production:
Natural Gas (MMcfd)	285.6	333.1	294.2	325.9
NGL (Bbld)	11,365	13,191	11,449	12,381
Oil (Bbld)	807	823	826	770
Total (MMcfed)	358.7	417.2	367.9	404.8

Average Realized Prices, including hedging:
Natural Gas (per Mcf)	$3.98	$5.06	$4.16	$5.06
NGL (per Bbl)	39.36	39.38	41.18	38.66
Oil (per Bbl)	85.73	96.28	90.28	92.02
Total (Mcfe)	4.61	5.47	4.81	5.43

Expense per Mcfe:
Lease operating expense:
Cash expense	$0.65	$0.63	$0.74	$0.61
Equity compensation	0.01	0.01	0.01	0.01
Total lease operating expense:	$0.66	$0.64	$0.75	$0.62

Gathering, processing and transportation expense	$1.31	$1.23	$1.28	$1.24

Production and ad valorem taxes	$0.22	$0.22	$0.21	$0.22

Depletion, depreciation and accretion	$1.59	$1.44	$1.59	$1.46

General and administrative expense:
Cash expense	$0.36	$0.28	$0.35	$0.33
Audit and accounting fees	0.08	0.02	0.07	0.01
Equity compensation	0.12	0.12	0.14	0.13
Total general and administrative expense	$0.56	$0.42	$0.56	$0.47

Interest expense:
Cash expense on debt outstanding	$1.32	$1.16	$1.27	$1.19
Fees paid on letters of credit outstanding	0.00	0.03	0.00	0.02
Premium on senior notes repurchased	-	0.01	-	0.01
Non-cash interest	0.04	0.10	0.04	0.11
Capitalized interest	(0.13)	(0.05)	(0.12)	(0.04)
Total interest expense	$1.23	$1.25	$1.19	$1.29

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QUICKSILVER RESOURCES INC.
Production, on a million cubic feet of natural gas equivalent (MMcfe)
per day basis, by operating area

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Barnett Shale	287.1	338.6	295.5	328.6
Other U.S.	3.5	3.1	3.7	3.2
Total U.S.	290.6	341.7	299.2	331.8
Horseshoe Canyon	53.2	58.3	55.6	58.8
Horn River	14.9	17.2	13.1	14.2
Total Canada	68.1	75.5	68.7	73.0
Total Company	358.7	417.2	367.9	404.8

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QUICKSILVER RESOURCES INC.
RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME
In thousands, except per share data - Unaudited

	For the Three Months Ended June 30, 2012
	As Reported	Adjustments	Adjusted Net Income
Revenue:
Production	$150,503	$-	$150,503
Sales of purchased natural gas	9,442	-	9,442
Other	8,617	(8,100)	517
Total revenue	168,562	(8,100)	160,462

Operating expense:
Lease operating	21,599	-	21,599
Gathering, processing and transportation	42,624	-	42,624
Production and ad valorem taxes	7,189	-	7,189
Costs of purchased natural gas	9,337	-	9,337
Depletion, depreciation and accretion	51,942	-	51,942
Impairment	991,921	(991,921)	-
General and administrative	18,405	(2,691)	15,714
Other operating	134	-	134
Total expense	1,143,151	(994,612)	148,539
Crestwood earn-out	-	-	-
Operating income (loss)	(974,589)	986,512	11,923
Income from earnings of BBEP	-	-	-
Other income - net	65	-	65
Fortune Creek accretion	(4,830)	-	(4,830)
Interest expense	(40,076)	-	(40,076)
Income before income taxes	(1,019,430)	986,512	(32,918)
Income tax expense (benefit)	(346,889)	(335,368)	(11,521)
Net income (loss)	$(672,541)	$651,144	$(21,397)

Earnings (loss) per common share - diluted	$(3.96)		$(0.13)
Diluted weighted average shares outstanding	170,043		170,043

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QUICKSILVER RESOURCES INC.
RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME
In thousands, except per share data - Unaudited

	For the Three Months Ended June 30, 2011
	As Reported	Adjustments	Adjusted Net Income
Revenue:
Production	$207,706	$-	$207,706
Sales of purchased natural gas	19,560	-	19,560
Other	21,180	(19,115)	2,065
Total revenue	248,446	(19,115)	229,331

Operating expense:
Lease operating	24,484	-	24,484
Gathering, processing and transportation	46,726	-	46,726
Production and ad valorem taxes	8,506	-	8,506
Costs of purchased natural gas	19,557	-	19,557
Depletion, depreciation and accretion	54,704	-	54,704
Impairment	-	-	-
General and administrative	15,770	-	15,770
Other operating	23	-	23
Total expense	169,770	-	169,770
Crestwood earn-out	-	-	-
Operating income (loss)	78,676	(19,115)	59,561
Income (loss) from earnings of BBEP	(26,207)	30,773	4,566
Other income (loss) - net	123,178	(122,463)	715
Interest expense	(47,552)	656	(46,896)
Income before income taxes	128,095	(110,149)	17,946
Income tax expense	19,508	12,545	6,963
Net income (loss)	$108,587	$(97,604)	$10,983

Earnings (loss) per common share - diluted	$0.61		$0.06
Diluted weighted average shares outstanding	179,668		179,668

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QUICKSILVER RESOURCES INC.
RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME
In thousands, except per share data - Unaudited

	For the Six Months Ended June 30, 2012
	As Reported	Adjustments	Adjusted Net Income
Revenue:
Production	$322,323	$-	$322,323
Sales of purchased natural gas	21,529	-	21,529
Other	(29,820)	31,326	1,506
Total revenue	314,032	31,326	345,358

Operating expense:
Lease operating	50,290	-	50,290
Gathering, processing and transportation	85,701	-	85,701
Production and ad valorem taxes	13,952	-	13,952
Costs of purchased natural gas	21,274	-	21,274
Depletion, depreciation and accretion	106,381	-	106,381
Impairment	1,054,668	(1,054,668)	-
General and administrative	37,501	(3,491)	34,010
Other operating	150	-	150
Total expense	1,369,917	(1,058,159)	311,758
Crestwood earn-out	41,097	(41,097)	-
Operating income (loss)	(1,014,788)	1,048,388	33,600
Income from earnings of BBEP	-	-	-
Other income - net	157	-	157
Fortune Creek accretion	(9,571)	-	(9,571)
Interest expense	(80,246)	-	(80,246)
Income before income taxes	(1,104,448)	1,048,388	(56,060)
Income tax expense (benefit)	(371,983)	(352,362)	(19,621)
Net income (loss)	$(732,465)	$696,026	$(36,439)

Earnings (loss) per common share - diluted	$(4.31)		$(0.21)
Diluted weighted average shares outstanding	169,991		169,991

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NEWS RELEASE

QUICKSILVER RESOURCES INC.
RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME
In thousands, except per share data - Unaudited

	For the Six Months Ended June 30, 2011
	As Reported	Adjustments	Adjusted Net Income
Revenue:
Production	$398,006	$-	$398,006
Sales of purchased natural gas	39,986	-	39,986
Other	22,641	(19,115)	3,526
Total revenue	460,633	(19,115)	441,518

Operating expense:
Lease operating	45,693	-	45,693
Gathering, processing and transportation	91,088	-	91,088
Production and ad valorem taxes	16,087	-	16,087
Costs of purchased natural gas	39,300	-	39,300
Depletion, depreciation and accretion	107,175	-	107,175
Impairment	49,063	(49,063)	-
General and administrative	34,161	-	34,161
Other operating	183	-	183
Total expense	382,750	(49,063)	333,687
Operating income	77,883	29,948	107,831
Income (loss) from earnings of BBEP	(47,091)	54,095	7,004
Other income (loss) - net	124,299	(123,752)	547
Interest expense	(93,730)	656	(93,074)
Income before income taxes	61,361	(39,053)	22,308
Income tax expense	23,532	14,977	8,555
Net income (loss)	$37,829	$(24,076)	$13,753

Earnings per common share - diluted	$0.22		$0.08
Diluted weighted average shares outstanding	169,786		169,786